UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013
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Libbey Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (419) 325-2100
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Each of Daniel P. Ibele, Vice President, General Manager, U.S. and Canada, and Timothy T. Paige, Vice President, Human Resources, has adopted a prearranged trading plan in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934 and with Libbey Inc.’s policies with respect to trading by insiders.

Rule 10b5-1 plans permit corporate officers, directors and others to adopt written, prearranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders may, consistent with their personal asset diversification and tax planning strategies, exercise pre-determined stock options and/or buy and sell a pre-determined number of shares of Libbey Inc. stock over a period of time, regardless of whether the insiders become aware of material, non-public information after adopting the plans.

Mr. Ibele’s plan, which became effective on November 19, 2013 and will expire on December 31, 2014, contemplates the exercise of employee stock options for up to 22,000 shares of Libbey common stock and the prompt sale of those shares as specified in the plan. Mr. Paige’s plan, which became effective on October 31, 2013 and will expire on March 31, 2014, contemplates the exercise of employee stock options for up to 25,700 shares of Libbey common stock and the prompt sale of those shares as specified in the plan. Mr. Paige’s plan also contemplates the sale of up to 7,500 shares of Libbey common stock. Mr. Ibele and Mr. Paige retain no discretion over trades conducted pursuant to their respective plans.

Pursuant to Libbey policy, the plans adopted by Mr. Ibele and Mr. Paige preclude any trades from being conducted under the plans during the 30-day period commencing on the effective date of the plans. Additionally, Libbey policy imposes a limit on the number of shares that may be traded on any day under each plan in order to reduce the market impact of trades conducted pursuant to the plans.

After completion of the transactions contemplated by the plans, each of Mr. Paige and Mr. Ibele would continue to comply with the minimum stock ownership requirement established by the Company.

Any transactions under the plan will be disclosed publicly through Form 4 and, if applicable, Form 144 filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Libbey Inc. Registrant
Date: November 22, 2013	By:	/s/ Susan Allene Kovach
Susan Allene Kovach
Vice President, General Counsel & Secretary